Exhibit (a)(1)(E)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Global Traffic Network, Inc.

at

$14.00 Net Per Share

by

GTCR Gridlock Acquisition Sub, Inc.

indirect wholly-owned subsidiary of

GTCR Gridlock Holdings (Cayman), L.P.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY

TIME, ON FRIDAY, SEPTEMBER 16, 2011, UNLESS THE OFFER IS EXTENDED.

To Our Clients:	August 9, 2011

Enclosed for your consideration is an Offer to Purchase dated August 9, 2011 (the “Offer to Purchase”) and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) relating to the offer by GTCR Gridlock Acquisition Sub, Inc., a Nevada corporation (the “Purchaser”) and an indirect wholly-owned subsidiary of GTCR Gridlock Holdings (Cayman), L.P., a Cayman Islands exempted limited partnership (“Parent”), to purchase all outstanding shares of common stock, par value $.001 per share (the “Shares”), of Global Traffic Network, Inc., a Nevada corporation (“Global”), at a purchase price of $14.00 per Share, net to the seller in cash, without interest and less any applicable withholding tax, upon the terms and subject to the conditions set forth in the Offer to Purchase.

Also enclosed is the Letter to Shareholders from the Board of Directors of Global accompanied by Global’s Solicitation/Recommendation Statement on Schedule 14D-9.

WE (OR OUR NOMINEES) ARE THE HOLDER OF RECORD OF SHARES HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED TO TENDER SHARES FOR OUR ACCOUNT.

We request instructions as to whether you wish to tender any or all of the Shares held by us for your account according to the terms and conditions set forth in the Offer.

Your attention is directed to the following:

1.	The purchase price offered by the Purchaser is $14.00 per Share, net to the seller in cash, without interest and less any applicable withholding tax, upon the terms and subject to the conditions of the Offer to Purchase.

2.	The Offer is being made for all outstanding Shares.

3.	A special committee comprised exclusively of independent and disinterested directors of Global has unanimously determined that each of the transactions contemplated by the Merger Agreement, including the Offer and the Merger (each as defined in the Merger Agreement), is fair to and in the best interests of Global and Global’s unaffiliated shareholders and recommended that the board of directors of Global declare the advisability of, approve and adopt, and authorize the execution and delivery of the Merger Agreement. Global’s board of directors has unanimously determined that the transactions contemplated in the Merger Agreement, including the Offer and the Merger, are fair to and in the best interests of Global and Global’s shareholders (including the unaffiliated shareholders) and recommended that you accept the Offer and tender your Shares in the Offer and adopt the Merger Agreement and approve the Merger, if adoption by Global’s shareholders is required by applicable law.

4.	The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of August 2, 2011 (the “Merger Agreement”), by and among Parent, the Purchaser, Global and the other party thereto, under which, following the completion of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into Global, with Global surviving the Merger as an indirect wholly-owned subsidiary of Parent. At the effective time of the Merger, each outstanding Share (other than Shares that are owned by Parent or its wholly-owned subsidiaries, or Global) will be converted into the right to receive the price per Share paid in the Offer in cash, without interest and less any applicable withholding tax, as set forth in the Merger Agreement and described in the Offer to Purchase.

5.	THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, SEPTEMBER 16, 2011 (THE “EXPIRATION DATE”), UNLESS THE OFFER IS EXTENDED BY THE PURCHASER, IN WHICH EVENT THE TERM “EXPIRATION DATE” MEANS THE LATEST TIME AT WHICH THE OFFER, AS SO EXTENDED BY THE PURCHASER, WILL EXPIRE.

6.	There is no financing condition to the Offer. The Offer is subject to a condition that there be validly tendered in the Offer and not properly withdrawn before the expiration of the Offer (A) a number of Shares that, together with the Shares owned by William L. Yde III, the Chairman, Chief Executive Officer and President of Global, that are subject to the Contribution, Non-Tender and Support Agreement to which Mr. Yde is a party with Parent (the “Covered Shares”) and the number of Shares then owned by Parent or any of its wholly-owned subsidiaries, including the Purchaser, or with respect to which Parent or any of its wholly-owned subsidiaries, including the Purchaser, has sole voting power, represents at least a majority of the Shares outstanding on a fully diluted basis, and (B) a number of Shares which represents at least a majority of the Shares then issued and outstanding, excluding from such calculation (x) the Covered Shares, (y) Shares owned by any executive officer of Global, and (z) Shares owned by Parent or any of its subsidiaries (the “Majority of the Minority Condition” and together with clause (A), the “Minimum Condition”). The Minimum Condition, including the Majority of the Minority Condition, is not waivable by the Purchaser or Parent without the prior written approval of Global by action of Global’s board of directors upon the recommendation of Global’s special committee of independent directors. The Offer is also subject to the satisfaction of certain other conditions set forth in the Offer to Purchase, including, among other conditions, (i) the receipt of certain approvals or consents of the Australian Foreign Investment Review Board under Australia’s Foreign Acquisitions and Takeovers Act of 1975 and Australia’s Foreign Investment Policy, and (ii) no material adverse effect on Global having occurred since August 2, 2011. See “The Offer — Section 11. Conditions of the Offer” of the Offer to Purchase for a description of the conditions to the Offer.

7.	Tendering shareholders will not be obligated to pay brokerage fees or commissions to the Depositary (as defined below) or MacKenzie Partners, Inc., which is acting as the Information Agent for the Offer, or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Purchaser in the Offer. However, U.S. federal income tax backup withholding (currently 28%) may be required unless an exemption applies and is properly demonstrated to the Depositary or other paying agent or unless the required taxpayer identification information and certain other certifications are provided to the Depositary or other paying agent. See Instruction 9 of the Letter of Transmittal.

Your instructions to us should be forwarded promptly to permit us to submit a tender on your behalf before the Expiration Date.

If you wish to have us tender any of or all the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the detachable part hereof. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF BEFORE THE EXPIRATION DATE.

Payment for Shares accepted for payment in the Offer will in all cases be made only after timely receipt by Wells Fargo Bank, N.A. (the “Depositary”) of (a) Share certificates (or a timely Book-Entry Confirmation) (as defined in the Offer to Purchase), (b) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer effected pursuant to the procedures set forth in “The Offer — Section 3. Procedure for Tendering Shares” of the Offer to Purchase, an Agent’s Message (as defined in the Offer to Purchase) in lieu of a Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when Share certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING PAYMENT.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction or any administrative or judicial action pursuant thereto. However, the Purchaser may take such action as it deems necessary to make the Offer in any jurisdiction and extend the Offer to holders of such Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

INSTRUCTIONS WITH RESPECT TO THE

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

of

Global Traffic Network, Inc.

by

GTCR Gridlock Acquisition Sub, Inc.

an indirect wholly-owned subsidiary of

GTCR Gridlock Holdings (Cayman), L.P.

The undersigned acknowledge(s) receipt of your letter, the Offer to Purchase, dated August 9, 2011 (the “Offer to Purchase”), and the related Letter of Transmittal relating to shares of common stock, par value $.001 per share (the “Shares”), of Global Traffic Network, Inc., a Nevada corporation (“Global”).

This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, on the terms and subject to the conditions set forth in the Offer to Purchase and related Letter of Transmittal.

NUMBER OF SHARES TO BE TENDERED:(1)		SIGN HERE

Shares
(Signature(s))

Please Type or Print Names(s)

Please Type or Print Names(s)

Area Code and Telephone Number

Tax Identification Number or Social Security Number

Dated:
(1) Unless otherwise indicated, it will be assumed that all your Shares are to be tendered.